EXHIBIT 10(i)





                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                            CP&L SERVICE COMPANY LLC

                                       AND

                              WILLIAM CAVANAUGH III




                                 AUGUST 1, 2000

                              EMPLOYMENT AGREEMENT
                              --------------------


         EMPLOYMENT AGREEMENT ("Agreement"), dated as of the ____________ day of _____________, 2000, between CP&L Service Company, LLC ("CP&L"), a North Carolina corporation headquartered in Raleigh, North Carolina, and a subsidiary of CP&L Energy, its successors or assigns and William Cavanaugh III ("Cavanaugh"). CP&L Energy and CP&L Service Company will be referred to herein as "CP&L" or the "Company."

                                    RECITALS
                                    --------

         1. The Company and Cavanaugh wish to enter into an employment relationship whereby Cavanaugh will be employed by CP&L Service Company but will serve as President and Chief Executive Officer of CP&L Energy, Inc.

         2. Cavanaugh will be employed as an "at will" employee of CP&L. The parties wish to enter into this Agreement to set forth certain terms related to that relationship.

                                   PROVISIONS
                                   ----------

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

         1.       TERM OF THE AGREEMENT:
                  ----------------------

                  (a) The Agreement becomes effective on August 1, 2000, and shall remain in effect for a three-year period;

                  (b) Each year, the Agreement will be extended such that prospective term will always be three years forward ("Evergrow provisions") on the anniversary date of the effective date.

                  (c) Company may elect to not extend Agreement and must notify Cavanaugh at least 60 days prior to the annual anniversary date of the Agreement's effective date. In any event, the Agreement will be effective for the remainder of its term.

                  (d) The Agreement cannot extend beyond Cavanaugh's normal retirement date unless Cavanaugh is requested to serve in his full-time position for a defined period as set forth by the Board of Directors.

         2.       RESPONSIBILITIES; OTHER ACTIVITIES.
                  ----------------------------------

         Cavanaugh shall occupy the position of President and Chief Executive Officer of CP&L Energy, Inc., and shall undertake the general responsibilities and duties of such position as directed by CP&L. During the Employment Term, Cavanaugh shall perform faithfully the duties of Cavanaugh's position, devote all of Cavanaugh's working time and energies to the business and affairs of CP&L and shall use Cavanaugh's best efforts, skills and abilities to promote CP&L. CP&L reserves the right to reassign Cavanaugh to other positions.

         3.       SALARY.
                  ------

                  As compensation for the services to be performed hereunder:
Cavanaugh will be paid a salary at the annual rate of Eight Hundred Eighty Thousand Dollars ($880,000) (less applicable withholdings). Annual salary for each subsequent year of the Employment Term shall be subject to adjustment by CP&L at the annual salary review period for all similarly situated executives as determined by CP&L in its discretion. Annual Salary shall be deemed earned proportionally as Cavanaugh performs services over the course of the Salary Year. Payments of annual Salary shall be made, except as otherwise provided herein, in accordance with CP&L's standard payroll policies and procedures.

         4.       BENEFITS
                  --------

                  During the Employment Term, Cavanaugh shall be entitled to participate in all Company sponsored benefits programs as CP&L may have in effect upon terms and in accordance with policies and procedures substantially equivalent to those then in effect and applicable generally to employees of CP&L. Provided, however, that nothing contained in this Agreement shall require CP&L to continue to offer such benefits or programs or to limit CP&L's absolute right to modify or eliminate these benefits.

                  (a). Management Incentive Compensation Plan. Cavanaugh will be eligible to participate in the Management Incentive Compensation Plan (MICP). Pursuant to the terms of MICP, Cavanaugh's target compensation under such plan will be 60% of base salary earnings. The annual target will increase to 65% effective January 1, 2001, contingent upon the closing of the Florida Progress Corporation ("FPC") acquisition.

                  (b). Long Term Incentives. Cavanaugh will be eligible to participate in the Performance Share Sub-Plan under the 1997 Equity Incentive Plan in accordance with the terms of the plan. Pursuant to the terms of the plan, Cavanaugh's target compensation under such plan will be 75% of Cavanaugh's base salary at the time of the award. Cavanaugh's target compensation shall increase to 150% effective January 1, 2001, contingent upon the closing of the FPC acquisition.

                  (c). Restricted Share Grant. Cavanaugh will be eligible to participate in the Restricted Share Grant Plan under the 1997 Equity Incentive Plan in accordance with the terms of the plan. Additionally, Cavanaugh has previously received other grants of CP&L restricted common stock pursuant to Restricted Stock Agreement(s). Restrictions are based on continued employment.

                  (d). Management Deferred Compensation Plan. Cavanaugh will be eligible for participation in CP&L's Management Deferred Compensation Plan
(MDCP), subject to its terms. Additionally, Cavanaugh has a vested benefit under the suspended CP&L Deferred Compensation Plan for Key Management Employees. Furthermore, Cavanaugh has a recruitment bonus with the Deferred Compensation Plan for Key Management Employees as of September 1, 1992. This bonus included a payment of One Hundred and Fifty Thousand Dollars ($150,000) deferred for the calendar year 1992. This amount will be utilized to provide retirement income to Cavanaugh of One Hundred Twenty One Thousand, Three Hundred Sixty Eight Dollars ($121,368) per year for 15 years, payable monthly commencing January 1 following Cavanaugh's attainment of age 65. Reduced payments shall be made pursuant to an agreed upon schedule if Cavanaugh dies prior to age 65.

                  (e). Supplemental Retirement Plan. Pursuant to its terms, Cavanaugh is eligible for participation in CP&L Supplemental Retirement Plan
(SRP), subject to its terms.

                  (f). Supplemental Senior Executive Retirement Plan. Cavanaugh shall be eligible for participation and immediately become fully vested in CP&L's Supplemental Senior Executive Retirement Plan (SERP), subject to its terms. Additionally, as of September 2, 1992, CP&L granted Cavanaugh fourteen
(14) years of deemed service for purposes of the plan.

                  (g). Executive Life Insurance Program. Cavanaugh shall be eligible to participate in CP&L's Executive Permanent Life Insurance Plan, subject to its terms. Coverage under this plan shall consist of an amount equal to Two Million Three Hundred Seventy-Five Thousand Dollars ($2,375,000) in addition to the Fifty Thousand Dollars ($50,000) in group term life insurance policy provided to all senior executives with split dollar life insurance coverage and shall be in lieu of any other insurance coverage available to Company employees under the Company's group-term life insurance program. Cavanaugh shall also be eligible to participate in the Executive Estate Conservation Plan. Coverage under this plan shall be in an amount equal to Three Million Dollars ($3,000,000) insuring the joint lives of Cavanaugh and his spouse, with Cavanaugh's portion of the such premium to be paid by Cavanaugh or the trustee of an irrevocable life insurance trust established by Cavanaugh if the trust is the owner of the policy.

                  (h). Executive AD&D Life Insurance. Cavanaugh shall be eligible to participate in CP&L's Executive AD&D Life Insurance Plan, subject to its terms.

                  (i). Stock Purchase-Savings Plan. Cavanaugh shall be eligible to participate in CP&L's Stock Purchase-Savings Plan, subject to its terms.

                  (j). Directors' Educational Contribution Plan. Cavanaugh shall be eligible to participate in the Directors' Educational Contribution Plan, subject to its terms.

                  (k). Financial Planning. Consistent with CP&L's practice with respect to other senior executives, Cavanaugh will be reimbursed for financial planning and tax preparation.

                  (l). Vacation. Cavanaugh shall be entitled to four (4) weeks of paid vacation days.

                  (m). Holiday. Cavanaugh will be eligible for eleven (11) paid holidays in each calendar year as provided in the CP&L Handbook.

                  (n). Automobile Allowance. Cavanaugh will be eligible to receive an automobile allowance of One Thousand Five Hundred Fifty Dollars ($1550) per month (less withholdings) subject to the terms of CP&L's policies. Cavanaugh will also be eligible for a cellular phone and reserved parking at CP&L's expense.

                  (o). Annual Physical. CP&L will pay for an annual physical examination by a physician of Cavanaugh's choice.

                  (p). Health Club Membership. CP&L shall pay for the initiation fee and monthly dues to a health club membership for Cavanaugh.

                  (q). Capital City Club. CP&L will pay an initiation fee and monthly dues for a membership at the Capital City Club for Cavanaugh.

                  (r). Air Travel.

                       (i). CP&L will provide airline club membership in accordance with CP&L's policy.

                       (ii). CP&L will reimburse Cavanaugh's spouse's travel expenses when she accompanies Cavanaugh to business meetings where spousal attendance is customary.

                       (iii). CP&L will provide chartered aircraft for Cavanaugh's business related travel as needed.

                       (iv). CP&L will allow Cavanaugh to travel first class at his discretion for business related travel.

                       (v). Additionally, CP&L will provide Cavanaugh with other travel related benefits as approved by the CP&L Energy, Inc. Board of Directors.


                  (s). Country Club Membership. At Cavanaugh's option, if joined, CP&L will pay an initiation fee and monthly dues for a membership for Cavanaugh at a country club approved by CP&L. Business related expenses will be reimbursed consistent with CP&L's expense account guidelines.

                  (t). Personal Computer. CP&L will provide a personal computer to Cavanaugh to be used at his personal residence.

                  (u). Home Security. CP&L will install a home security system at Cavanaugh's personal residences.

                  (v). Other Benefits. Cavanaugh shall be eligible for participation in other CP&L benefit plans, subject to the terms of the respective plans, as described in more detail in the Employee Handbook or Summary Plan Descriptions. In addition, after age 55 upon separation from employment with CP&L, Cavanaugh will be entitled to the same medical and dental coverage provided to other future retirees, provided that to the extent any such benefit may not be provided to Cavanaugh due to statutory or regulatory limitation, CP&L will obtain substantially equivalent coverage on an insured basis.

         5.       TERMINATION OF EMPLOYMENT.
                  -------------------------

                  (a). Termination Without Cause. During the terms of this Agreement, if Cavanaugh's employment is terminated without cause, then Cavanaugh will be provided with his base salary at Cavanaugh's current rate for the remainder of the term of this Agreement. Additionally, CP&L will reimburse Cavanaugh for his COBRA premium for up to eighteen (18) months after the termination of Cavanaugh's employment as long as Cavanaugh is not eligible for coverage under the same type of benefit plan covered by COBRA. Receipt of these benefits is subject to the requirements of paragraph 5(g), (h) and (i) of this Agreement. In addition, Cavanaugh will be eligible to retain all benefits under existing benefit programs to the extent vested within the terms of those programs.

                  (b) Termination for Cause. During the term of this Agreement, CP&L may elect at any time to terminate Cavanaugh's employment immediately hereunder and remove Cavanaugh from employment for cause. For purposes of this paragraph 5, cause for the termination of employment shall be defined as: (i) any act of Cavanaugh's including, but not limited to, misconduct, negligence, unlawfulness, dishonesty or inattention to the business, which is detrimental to CP&L's interests; or (ii) Cavanaugh's unsatisfactory job performance or failure to comply with CP&L's direction, policies, rules or regulations. If Cavanaugh is terminated for Cause as defined, then he shall be eligible to retain all benefits under existing benefit programs which he has vested pursuant to those plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. Upon such termination, Cavanaugh shall be entitled to any earned but unpaid salary accrued to the date of termination. Any continued rights or benefits Cavanaugh's legal representatives may have under employee benefit plans and programs of CP&L upon Cavanaugh's termination for cause shall be determined in accordance with the terms or provisions of the plan or program.

                  (c).     Constructive Termination.
                           -------------------------

                           (i) Within the term of this Agreement, if Cavanaugh's
employment is constructively terminated, then Cavanaugh will be provided with his base salary at the current rate for the remainder of the term of this Agreement. Additionally, CP&L will reimburse Cavanaugh for his COBRA premiums for up to eighteen (18) months after the termination of Cavanaugh's employment as long as Cavanaugh is not eligible for coverage elsewhere under the same types of benefits plans covered by COBRA. Receipt of these benefits is subject to the requirements of paragraph 5(g), (h) and (i) of this Agreement. In addition, Cavanaugh will be eligible to retain all benefits under existing benefit programs to the extent vested within the terms of those programs.

                           (ii) For the purposes of paragraph 5 of this
Agreement, a constructive Termination will be deemed to occur if: aa) there is a change in the form of ownership of CP&L (e.g., CP&L is acquired, enters into a business combination with another company or otherwise changes form of ownership) and bb) Cavanaugh is offered a new position with a material change in authority, duties, wages or benefits, or Cavanaugh is asked to relocate more than 50 miles. If Cavanaugh's employment is constructively terminated under this paragraph, Cavanaugh is entitled to the greater of either the benefits contained in this paragraph or the benefits he is entitled to, if any, under the CP&L Management Change-in-Control Plan, according to the terms of the Plan. Changes the corporation structure of CP&L not related to an acquisition of CP&L shall not constitute a grounds for constructive termination.

                  (d). Voluntary Termination - If Cavanaugh terminates his employment voluntarily for any reason at any time, then he shall be eligible to retain all benefits under existing benefit plans which have vested pursuant to the terms of those plans, but he shall not be entitled to any form of salary continuance or any form of severance benefit.

                  (e). Termination Due to Death. In the event of the death of Cavanaugh during the Employment Term, Cavanaugh's employment hereunder shall terminate and CP&L shall have no further obligation to Cavanaugh under this Agreement except as specifically provided in this Agreement. Cavanaugh's estate shall be entitled to receive all earned but unpaid Salary accrued to the date of termination and any Bonus for a prior fiscal year that has been earned but not paid. The Bonus, if any, for the current fiscal year shall be calculated on a pro rata basis for the portion of the fiscal year in which death occurred and shall be paid at the regularly scheduled time for the payment of the Bonus. Any rights and benefits Cavanaugh, or Cavanaugh's estate or other legal representatives, may have under employee benefit plans and programs of CP&L upon

Cavanaugh's death during the Employment Term, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

                  (f).     Termination Due to Medical Condition.

                           (i). CP&L may terminate Cavanaugh's employment
hereunder, subject to the Americans With Disabilities Act or other applicable law, due to medical condition if (i) for a period of 180 consecutive days during the Employment Term, Cavanaugh is totally and permanently disabled as determined in accordance with the Company's long-term disability plan, if any, as in effect during such time or (ii) at any time during which no such plan is in effect, Cavanaugh is substantially unable to perform Cavanaugh's duties hereunder because of a medical condition for a period of 180 consecutive days during the Employment Term. Provided, however, that if Cavanaugh applies for and is deemed eligible for benefits under CP&L's Long-Term Disability Plan (LTD Benefits), Cavanaugh shall receive such benefits and his employment will not be terminated as long as he is receiving LTD Benefits.

                           (ii). Upon the termination of Cavanaugh's employment
due to medical condition or placement of Cavanaugh on Long Term Disability
(LTD), CP&L shall have no further obligation to Cavanaugh under this Agreement except as specifically provided in this Agreement. Upon such termination or placement on LTD, Cavanaugh shall be entitled to all earned but unpaid Salary accrued to the date of termination or placement on LTD and any Bonus for a prior fiscal year that has been earned but not paid. The Bonus, if any, for the current fiscal year shall be calculated on a pro rata basis for the portion of the fiscal year Cavanaugh was employed or placed on LTD by CP&L and shall be paid at the regularly scheduled time for the payment of the Bonus. Any continued rights and benefits Cavanaugh, or Cavanaugh's legal representatives, may have under employee benefit plans and programs of CP&L upon Cavanaugh's termination or placement on LTD due to medical condition, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

                  (g). Release of Claims - In order to receive continuation of salary under this paragraph 5(a) and 5(c), Cavanaugh agrees to execute a written release of all claims against CP&L, and its employees, officers, directors, subsidiaries and affiliates, on a form acceptable to CP&L.

                  (h) Covenant Not to Compete. If CP&L terminates Cavanaugh's employment without Cause under paragraph 5(a) or constructively terminates Cavanaugh's employment under paragraph 5(c) of this Agreement, Cavanaugh, for one year after the Termination Date, shall not compete directly or indirectly with the Company, or its affiliates within fifty (50) miles of any geographic area in which the Company or its affiliates has a material business interests with which Cavanaugh is involved at the time of the termination of Cavanaugh's employment.

                  (i) Non Interference. If CP&L terminates Cavanaugh's employment without Cause under paragraph 5(a) or Constructively terminates Cavanaugh's employment under paragraph 5(c) of this Agreement, Cavanaugh, for one year after the Termination Date, shall not whether on his own account or on the account of another individual, partnership, firm, corporation, or other business organization (other than the Company and its affiliates), directly or indirectly, intentionally solicit, endeavor to entice away from the Company or any of its affiliates, or otherwise interfere with the relationship of the Company or its affiliates with, any person who is employed by or otherwise engaged to perform services for the Company or its affiliates including but not limited to, any independent representatives or organizations, or any person or entity that is a customer of the Company or its affiliates.

         6.       ASSIGNABILITY.
                  -------------

                  No rights or obligations of Cavanaugh under this Agreement may be assigned or transferred by Cavanaugh, except that (a) Cavanaugh's rights to compensation and benefits hereunder may be transferred by will or laws of intestacy to the extent specified herein and (b) Cavanaugh's rights under employee benefit plans or programs described in Section 4(a) may be assigned or transferred in accordance with the terms of such plans or programs, or regular practices thereunder. The Company may assign or transfer its rights and obligations under this Agreement.

         7. CONFIDENTIALITY. Cavanaugh will not disclose the terms of this Agreement except (i) to financial and legal advisors under an obligation to maintain confidentiality, or (ii) as required by a valid court order or subpoena (and in such event will use Cavanaugh's best efforts to obtain a protective order requiring that all disclosure be kept under court seal) and will notify CP&L promptly upon receipt of such order or subpoena.

         8.       MISCELLANEOUS.
                  -------------

                  (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina without reference to laws governing conflicts of law.

                  (b) Entire Agreement. This Agreement contains all of the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any, previously entered into by them with respect thereto.

                  (c) Amendment or Modification; Waiver. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Cavanaugh and by an officer of CP&L thereunto duly authorized to do so. Except as otherwise specifically provided in the Agreement, no waiver by a party hereto of any breach by the other party hereto of any condition or provision of the Agreement to be performed by such other party shall be deemed a wavier of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

                  (d) Notice. Any notice (with the exception of notice of termination by CP&L, which may be given by any means and need not be in writing except that if termination is for Cause, oral notice must be followed by written notice required under Section 5(c) hereof) or other document or communication required or permitted to be given or delivered hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) mailed by United States mail, certified, return receipt requested, with proper postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service, to the party to whom it is to be given at the address of such party as set forth below (or to such other address as a party shall have designated by notice to the other parties given pursuant hereto):

                  If to Cavanaugh:

                           William Cavanaugh III
                           CP&L Energy, Inc.
                           411 Fayetteville Street Mall
                           Raleigh, North Carolina 27602

                  If to CP&L:

                           CP&L Service Company
                           411 Fayetteville Street Mall
                           Raleigh, North Carolina 27602
                           Attn.:  Vice President of Human Resources

Any such notice, request, demand, advice, schedule, report, certificate, direction, instruction or other document or communication so mailed or sent shall be deemed to have been duly given, if sent by mail, on the third business day following the date on which it was deposited at a United States post office, and if delivered by hand, at the time of delivery by such commercial courier or delivery service, and, if delivered by overnight delivery service, on the first business day following the date on which it was delivered to the custody of such common carrier or commercial courier or delivery service, as all such dates are evidenced by the applicable delivery receipt, airbill or other shipping or mailing document.

                  (e) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                  (f) References. In the event of Cavanaugh's death or a judicial determination of Cavanaugh's incompetence, reference in this Agreement to Cavanaugh shall be deemed, where appropriate, to refer to Cavanaugh's legal representative, or, where appropriate, to Cavanaugh's beneficiary or beneficiaries.

                  (g) Headings. Headings contained herein are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

                  (h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  (i) Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

                      (i) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

                      (ii) All references herein to particular articles, paragraphs, sections, subsections, clauses, Schedules or Exhibits are references to articles, paragraphs, sections, subsections, clauses, Schedules or Exhibits of this Agreement.

                      (iii) Each party and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any rule of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto or amendments hereof.

                      (iv) As used in this Agreement, "including" is illustrative, and means "including but not limited to."

                  (j) Remedies. Remedies specified in this Agreement are in addition to any others available at law or in equity.

                  (k) Withholding Taxes. All payments under this Agreement shall be subject to applicable income, excise and employment tax withholding requirements.

         IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Agreement to be executed by their duly authorized officer, as the case may be, all as of the day and year written below.



By:      /s/William Cavanaugh III                   Date: October 30, 2000
         ---------------------------                      ---------------------
         William Cavanaugh III


By:      /s/ Robert B. McGehee                      Date: October 30, 2000
         ---------------------------                      ---------------------
         CP&L Service Company LLC


Title:   President & CEO
         ---------------------------